Exhibit 99.1

2012 2nd Quarter Earnings Webcast Presentation
July 26, 2012 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to National Penn Bancshares Second Quarter 2012 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This  call  and the accompanying  presentation  slides  located  on National  Penn's Investor  Relations  website  at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today on National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our second quarter 2012 earnings webcast / conference call today. I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

I am very pleased to report another solid quarter of financial performance at National Penn, as we delivered $0.15 per diluted share, resulting in a return on [average] assets of 1.09%. Our year-to-date return on [average] assets is 1.13%. We continue to be very proud of these financial results while we’re still operating in a very slow economic recovery, as well as this extended period of unprecedented low interest rates.

Asset quality was just outstanding for the quarter, moving in an overall positive direction with reduction for the ninth consecutive quarter in classified loans. This performance, coupled with the strength of our earnings and balance sheet, allowed us to return capital to our shareholders. National Penn increased the common stock dividend from $0.07 to $0.09 per share for the third quarter. This represents our fifth consecutive increase to the dividend. Additionally, we repurchased 2.2 million common shares under our authorized repurchase program announced April 2, 2012.

We continue at National Penn to remain focused on loan growth, the margin, and future capital management opportunities for the second half of 2012. National Penn’s banking teams are fully engaged through our increased joint calling efforts across all business lines as we continue to attract new prospective customers, as well as increase the relationships with our current customers. We are winning and closing new quality business. We’re winning it from our competition throughout all market areas we do business in.

I'm now going to turn this presentation over to Mike for more details on our financial performance.  Mike?

Michael J. Hughes, Chief Financial Officer

Thank you, Scott.

As Scott mentioned, as you can see on slide four we reported earnings per share of $0.15. Although we reflect no adjustment to the EPS [earnings per share], there were a couple of smaller items impacting the quarter which aggregate to about a penny per share. The retail trust preferred increased in value from $25.45 to $25.77 and therefore, we recorded expense of about $800,000. As you know, our OREO [other real estate owned] balance is very modest at $7.2 million and in the quarter we marked our largest property by about $1 million. There are only a handful of other properties in the OREO balance.

On slide five, the ROA [return on average assets] was 1.09% for the quarter, 1.13% year-to-date; pretty strong ROA for this point in the economic cycle.

Slide six, net interest income. Our focus continues to be on net interest income, as opposed to the net interest margin. The [net interest] income declined about $600,000 quarter-over-quarter. The net interest margin for the year was 3.52%, but declined in the quarter to 3.48% from 3.55%. The decline is primarily a result of loan and investment redeployment rates. The asset yields declined 12 basis points, somewhat offset by a four basis point improvement in the cost of funds. We did benefit in the quarter from maturities of about $80 million in Federal Home Loan advances that occurred throughout the quarter at a rate of about 4.5%.

On slide seven, it shows the progress we’ve made on deposit pricing, but despite maturities and some restructurings in the third and fourth quarters of 2011, the cost of borrowings in this environment is elevated. To that end, we are in a process of evaluating a restructuring, a “blend and extend,” of up to $400 million of Federal Home Loan advances, which would help to mitigate future margin compression.

As we look at the restructuring, our goal is to execute this strategy on a timely basis. We have evaluated this initiative throughout the year and have accelerated the review as rates declined in the second quarter. There are some complexities and we want to be sure that any future actions, if any, related to these borrowings can be addressed economically. We have a sense of urgency, but want to be thoughtful in our approach. As we look to the third and fourth quarters, we believe the margin will compress slightly in approximately a five basis point range and it will be influenced primarily by loan demand and the timing of the restructuring. Our goal is to grow commercial loans in the low single-digits. We may have some reduction in consumer balances based upon increased prepayment speeds.

As you can see on slide eight, loans were relatively comparable quarter-over-quarter. Commercial loans increased at an annualized rate of 3%.  Considering the rate environment, we will continue to sell more, as opposed to holding, of our mortgage originations.

On slide nine, asset quality is a highlight for the quarter even considering the strong starting point. Classified loans, as Scott mentioned, declined for nine consecutive quarters. Classified loans are down $45 million or 13% and 25% year-over-year. Net charge-offs are relatively constant over the quarters, but compared to last year, net charge-offs have declined by 44%. Non-performing loans, not noted on this slide, also declined by 11% and are valued at about sixty-cents on the dollar. These factors have allowed us to have some reserve release in the quarter.

On slide 10, a slide you’ve seen before, our non-performing loans to total loans is about half of the peer group average. On slide 11, when we look at our coverage ratio, it is about double the non-performing loan balances and about two and a half times the peer group average. When you look at these asset quality metrics, [it was] an exceptional quarter on asset quality.

Non-interest income on slide 12 - as it relates to other income was comparable quarter-over-quarter. We talked about the OREO expense. We have a slight increase in service charge income and, regarding mortgage banking income, despite an increase in originations, we held that gain on sale relatively comparable as we put some on the balance sheet. The wealth decline is due to the brokerage business and some turnover in the brokerage staff.

On slide 13, you can see operating expenses were in that $52 million range in both the first and second quarters. Our guidance had been in the mid-$50 million range, but based upon this interest rate environment, we are continuing our focus there and trying to keep these expenses south of $55 million.

Needless to say, on slide 14 the capital ratios of the company are very strong, and continue to be so, which presents us the opportunity to manage capital in the future. Considering the strong earnings, the increased dividend, and the initial execution on the share repurchase program, capital ratios were comparable quarter-over-quarter.

Slide 15 gives some details on the repurchased 2.2 million shares at $8.62. We accrete tangible book value in the quarter, even considering the share repurchase.

Slide 16 is a slide used in the last couple of quarters. We are giving context here, not trying to opine on how much excess [capital] is in dollars, but you can see when you look at the bottom graph that excess capital, relative to “well-capitalized” plus an arbitrary 250 basis points, would indicate that there is several hundred million dollars of excess capital. On the right hand side of this slide, when you look at the five dividend increases and the share repurchase, that is a small portion of what we would consider excess and have the ability to continue to manage capital in the future.

On slide 17, the only additional color I would add to this is that we may reevaluate our retail trust preferred, which aggregates to about $63 million at 7.85%. Should the capital regulations that are proposed be finalized in their current form, and should the current rate environment be an extended protracted period of low rates, we are going to reevaluate the retail trust preferred.

With that, I’ll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you.

In summary, on slide 18, we continue to execute on our strategic initiatives. We remain extremely pleased with the strength of our balance sheet and solid earnings trends as reflected by our second quarter 2012 results. We must remain focused on our capital management, revenue generation, net interest margin, credit quality and growth strategies for on-going success in 2012 and 2013.

We understand, and we have talked with all of you before about this, that loan growth is critical and everyone at National Penn continues to focus on quality loan growth, despite the slow economic recovery in central and eastern Pennsylvania, the markets we do business in. I remain encouraged by our ability to reverse the declining trend in loans and we have slow positive growth that has continued over the last three quarters. More quality growth is needed and certainly the culture at National Penn around focusing on quality loan growth has been established.

We are focused on managing the margin during this extended period of low interest rates. This will remain our focus. Mike addressed this in detail in his comments and I reinforce our commitment to this focus.

Although fee income for the second quarter was comparable to the 1st quarter, I am encouraged by the contributions of our wealth management and insurance areas of our business and we are making progress.

We are winning market share; our pipelines across all business lines are strong; the brand National Penn is strong; and as we have said in the past, we believe the strength of this balance sheet is a competitive advantage that positions us well for future opportunities. We fully understand the challenges that confront our industry and National Penn, and we remain focused and committed on executing on strategies that will further enhance National Penn’s profitability and deliver enhanced shareholder returns.

I’ll now open up this part of the presentation for Q&A.

QUESTION AND ANSWER SECTION

Operator: Thank you. Our first question comes from site of Bob Ramsey with FBR. Go ahead, please.

Q: Bob Ramsey: You mentioned a balance sheet restructuring. As you guys think about earning back the cost of debt prepayment with the interest savings, what do earn back periods look like right now?

A: Michael J. Hughes: We are in the middle stages of this evaluation and it depends if we just restructure the debt side, or if we look at both, and we probably will have some modest look at the investment portfolio.  But, I would say generally a four to five-year period.

Q: Bob Ramsey: You certainly highlight the credit quality improving and as I look at your allowance still above 2% alone, some charge-offs running closer to 50 basis points consistently for the last year, it seems like a mighty large reserve. How are you thinking about the provision outlook from here?

A: Michael J. Hughes: As you’ve seen over the last several quarters, we have been in that $2 million range. We have seen a marked improvement in classified loans. We do look at more than just the coverage of non-performing loans. It is directly correlated to both net charge-offs as well as the level of classifieds. In this economic environment, we are cautious on reserve levels and we are going to continue to be cautious.

Q: Bob Ramsey: Okay. Thank you.

Operator: Our next question comes from Jason O’Donnell with Merion Research. Your line is open.

Q: Jason O’Donnell:  Mike, going back to the discussion around possible balance sheet restructuring, can you give us some more color around the magnitude of a potential restructuring and whether there is an opportunity potentially to take securities gains to offset any debt extinguishment charges?

A: Michael J. Hughes: All of the above. There is certainly the opportunity to do that. We would evaluate securities that we thought were subject to prepayment risk and look at potentially taking some gains off the table, but the magnitude – I indicated it’s up to $400 million in a restructure. I also indicated that it would be a “blend and extend” type transaction initially, so we wouldn’t anticipate any P&L [profit and loss statement] impact, capital impact, initially. We’ll continue to evaluate that when and if appropriate.

Q: Jason O’Donnell: In terms of the securities portfolio, can you quantify how much the portfolio is cash flowing per quarter at this point and what rates you’re investing versus where yields are running off?

A: Michael J. Hughes: The portfolio is probably cash flowing somewhere south of $100 million on a quarterly basis and has been fairly consistent over the last several quarters. We are redeploying in the second quarter a little bit south of 2% and those securities are coming off more in the 3.5% range.

Q: Jason O’Donnell: Okay, that’s helpful. It looks like the other operating income line was down, linked-quarter from the normal contribution of $2 to $3 million per quarter. Were there any non-recurring items in there that we should be paying attention to?

A: Michael J. Hughes: If you normalize the OREO expense, on a run rate basis, other income is pretty stable quarter-over-quarter in that $22 to $23 million range.

A: Scott V. Fainor: Pretty comparable.

Q: Jason O’Donnell: Okay, great. Thanks guys.

Operator: And our next question comes from the site of Frank Schiraldi with Sandler O’Neill. Go ahead please.

Q: Frank Schiraldi: I just want to touch on the buy-backs. It looked like you bought back the shares at sort of a low point for the stock in the quarter. And then, just wondering given where the stock is trading today, what you’re thinking about in terms of potential activity?

A: Michael J. Hughes: You have seen some movement in the bank stocks that maybe aren’t company specific, but more the market in general. So, we looked at those opportunities when they presented themselves. We will be disciplined in buying it back and I wouldn’t think at this range we are tremendously aggressive.

Q: Frank Schiraldi: Thinking about the $0.02 dividend increase and the buybacks in the quarter, does that signal that you might be a little less enthused by M&A [mergers and acquisitions], the availability of banks out there and maybe what you are seeing in terms of potential deals?

A: Scott V. Fainor:  The excess capital that we have, that Mike has tried to define within our webcast slides over the last several quarters, gives us the flexibility and the opportunity to do multiple capital management strategies. We are still looking toward a merger when it presents itself to us and we are waiting for the consolidation of the industry to take place in Pennsylvania. Increasing the dividend comes from a position of strength from these capital levels. So, there are multiple strategies that we have deployed. We have continued to keep all of our investors up to speed as to what they are and we are going to continue to execute on them in the future.

Q: Frank Schiraldi: And just a couple of quick clarifications on the margin. Mike, you had mentioned five basis points of contraction. Was that per quarter or was that for the back half of the year?

A: Michael J. Hughes: That is a reflection of what loan volumes are, as well as when and if we can complete the restructuring. But, it was more on a quarterly basis, but I do not want to intimate that we’ve got five basis points in the fourth quarter; we’re not out there yet. What we’re talking more about is the third [quarter].

Q: Frank Schiraldi: Got you. And then finally on the expense side, you mentioned trying to keep expenses south of that $55 million mark.  Do you think that is a possibility for 2013 as well?

A: Michael J. Hughes: We really haven’t gotten out that far yet. If you look at this company though, for a long period of time, over the last three or four years, despite the investments we’ve made in infrastructure as it relates to risk management, credit and otherwise, we’ve kept the expense base relatively flat. I am not prepared to tell you what 2013 expenses are other than to say it’s a culture here and I think it has been proven by some very modest increases while making significant investments in infrastructure.

A: Scott V. Fainor: We have made investments in good quality credit officers, wealth management professionals and relationship managers over the last 12 to 18 months. We will continue to make those investments in high-performing people, while at the same time deploying strategies in the company to try to reduce expense. It’s just part of the culture, as Mike stated, and we’ve set the tone in the company around that culture, especially in this economic environment.

Q: Frank Schiraldi: Okay, great. That’s all I had. Thank you.

Operator:  Our next question comes from the site of Timur Braziler with KBW. Go ahead please.

Q: Timur Braziler: My first question centers around the loan portfolio. What did originations look like during the quarter?

A: Scott V. Fainor: Originations for the quarter were slightly ahead of the first quarter. Our growth was in the commercial and industrial [C&I] area of the portfolio.  When we take a look at all of the calling efforts that we have going on in the company around small business, commercial, middle market and corporate banking, we’re going to continue to try to convert that pipeline into more closed loans throughout the back half of 2012.

A: Michael J. Hughes: The one thing that mutes our loan growth, and we’ve done a good job on the commercial real estate side and C&I side, but when you look at prepayment speeds in the mortgage portfolio and also when you take classified loans down by $45 million quarter-over-quarter.  Again, we start from a very strong asset quality perspective. So, [with] $45 million [reduction] in classifieds and prepayment speeds, I think we are doing a good job.  We have a team in place and we are taking some market share.

Q: Timur Braziler: Looking at the loan pipeline, can you quantify what it is at the end of the second quarter and how that compares to the first quarter?

A: Michael J. Hughes: We really haven’t given pipeline [amounts]. As Scott mentioned in his comments, [they look] pretty strong quarter-to-quarter, however we haven’t quantified that.

Q: Timur Braziler: Okay, fair enough. And then, circling back to the restructure real quick, I know it’s still in the middle stages, but can you give us some kind of idea as to what type of rate pickup you’d be receiving upon the completion of it?

A: Michael J. Hughes: It’s difficult [to quantify]. There is some level of complexity around this, both from making sure we get the right economic answer and looking at the accounting side of it. So, we are not prepared at this time to quantify the pickup. We’re focused on it and hope to do it in the short run.

Q: Timur Braziler: And lastly, in regard to the increased dividend and the payout ratio now right around that 50% level, are you comfortable with this level or are dividends going to be another source of capital?

A: Michael J. Hughes: When you look at the capital base and where we start with 18% plus risk-based [capital ratio], 15% plus Tier 1 [capital ratio], 11% plus tangible common [capital ratio].  And to an earlier question, the M&A environment is relatively slow at this point in time. We look at the dividend, and the payout ratio is a consideration, but we would make the case that, based upon the over-capitalized position, we can be on the relatively upper-end of that payout ratio.

A: Scott V. Fainor: Mike has been clear and I’ve been clear, we would put this balance sheet up against anyone, and I’m comfortable with the payout ratio and with the dividend increase.

Q: Timur Braziler: Okay, so the prior concerns of the regulators targeting a 30% bogey on the payout ratio, there has been no issue on that front with the continuous improvement in the dividend there?

A: Michael J. Hughes: We won’t speculate from a regulatory perspective what the views are. I would say our thought is that was more to the larger banks and not the regionals. But, I couldn’t really opine on what the regulators’ view might be. I would tell you that generally when you look at, to Scott’s point, there is a common view that this is a very strong balance sheet.

A: Scott V. Fainor: Strength of capital, strength of earnings, and forward momentum. So, we’re comfortable.

Q: Timur Braziler: Okay, great. Nice quarter guys. Thank you.

Operator: Our next question comes from Mac Hodgson with SunTrust Robinson Humphrey. Go ahead please.

Q: Mac Hodgson: Scott, a question on M&A, you touched on it a bit – curious if the level of discussions are just as quiet as they have always been or if there is any increase in the level of activity and discussions going on?

A: Scott V. Fainor: There is a slight increase in activity and in phone calls coming in.  As National Penn and our management team here continue to execute our plan, we’re being looked at as an acquirer of choice because of the strength of our currency. So, we have to keep working at that and as I said last quarter, it may be nine to 12 months off.  I believe you need to keep working on it, keep showing the strength of the company, and things will then happen. There is more activity going on today than there was last quarter, but I don’t think anything may occur in the near term.

Q: Mac Hodgson: Great. Mike, a couple of questions. One on the deposit costs – you’ve done a great job lowering them pretty materially over the last year or so. Curious how much room you think is left to still take deposit costs further down?

A: Michael J. Hughes: There is room Mac, but your point is well-taken that as this low interest rate environment is more protracted, the benefit of repricing deposits down, you saw 4 basis points in the quarter and you can see we get improvement at a declining rate. You look at relatively where we are [compared] to others as a cost of deposits and I think we’re pretty good. We’ll see some benefit, but probably not as much in the future as we’ve seen historically.

Q: Mac Hodgson: And on capital, with the new capital rules or proposed capital rules, Mike, do you expect much, if any, change in your risk-weighted assets?

A: Michael J. Hughes: We are looking at that and engaging some firms to help us look at that as those proposed capital regulations, if indeed they get implemented in their current form. My guess right now is not a material change, but we’re going to look at it.

Q: Mac Hodgson: Okay, thanks.

Operator: And our next question comes from the site of Chris Marinac with FIG Partners. Your line is open.

Q: Chris Marinac: Scott, do you think that the drop in classifieds is at all related to local conditions or is it much more related to your own internal work? Just curious if we could extrapolate or shouldn’t take it in that direction.

A: Scott V. Fainor: We have been focused on classified assets, non-performers and charge-off levels since early 2010.  We’ve had a focus on making sure that all of our regional credit officers, whether they’ve been with the company or newly hired, as well as newly hired relationship managers, all have an understanding of the quality credit culture that we’ve established and are moving forward. So it’s a focus on “A-level”, top-tier new customers to the company. We will continue working on reducing classified assets through our process, procedure and policies. And then our loan recovery people, our credit administration folks and Sandy Bodnyk [remain committed to] getting asset quality to continually improve. This quarter was just an outstanding quarter around bringing those classified loans down. That certainly helps with all of our ratios and helps to continue to keep us strong and flexible for the future.

 A: Sandra L. Bodnyk: The only thing I’d like to add, Scott, is in addition to all the good work that was started early and caused the payments on the classifieds, we also have a migration-in that is exponentially lower than it has been in the past because of the portfolio work that’s been done.

Q: Chris Marinac: So, the corollary, of course, is the hypothetical M&A deals you’ve looked at. Is a credit mark you may have applied for six months ago still the same, or do you think that, [in that] event, that may migrate in your favor if something got more serious as you look at things?

A: Michael J. Hughes: You know, Chris, when we look at an M&A deal, and I’ll give you an answer that you would suspect, every one of them is different. So, for some of the transactions that you look at, it’s not a credit mark as much as it’s a rate mark, or a combination of both. But, I would have a difficult time saying that for deals that we would look at that the credit mark is better or worse from a quarter ago.

Q: Chris Marinac: Very well. Thanks, guys. I appreciate it.

Operator: Our next question comes from Mike Shafir with Sterne Agee. Go ahead please.

Q: Mike Shafir: I’ve got a quick question on the FHLB potential restructure. You said you will do up to $400 million out of the average balance of $575 [million] or so?

A: Michael J. Hughes: We have $535 million out, correct - right now at the end of the quarter, $535 [million].

Q: Mike Shafir: Okay. So on the “blend and extend,” just to make sure I’m thinking about this correctly, the prepayment penalty that will be inherent in that if you were to do it on a straightforward basis, would be put into a higher rate moving forward over the duration of those borrowings?

A: Michael J. Hughes: That is correct.

Q: Mike Shafir: Okay. And then you said that you’re still kind of in the early stage so you don’t want to comment on what that could do in terms of the NIM [net interest margin] pickup and so forth moving forward?

A: Michael J. Hughes: We’re just not there yet. We’re looking at up to $400 million and we spent a lot of time looking at it. The accounting is somewhat complex as well as making sure that we look at the right advances and position this for the future. So, we will give guidance when we are aware of it and it’s probably this quarter, hopefully.

Q: Mike Shafir: Okay. And then, just in terms of the duration of the FHLB borrowings – I’m not sure if that’s disclosed. What is the current contractual maturity on the bulk of that $535 million?

A: Michael J. Hughes: If you look in the [10]Q, there is about $400 million of that $535 million that is in the five year range.

Q: Mike Shafir: Okay. Thanks a lot, guys. I appreciate all that detail.

Operator: And our next question comes from David Darst with Guggenheim Securities. Go ahead please.

Q: David Darst: Should we be thinking about restructuring from two components that would be two separate transactions at different periods of time, one being the trust preferred and one being the FHLB advances, or do you think you would try and wrap it all together in one transaction?

A: Michael J. Hughes: This is my opinion right now that we would look at those initiatives independently. We’d want to see where these capital regulations get finalized. If they got finalized where this [the trust preferred] wasn’t phasing out over 10 years, our position had been before that we have a relatively higher amount of common as a percentage of our total equity and that it was relatively cheap capital on an after-tax basis. So, [as for] the trust preferred, I think we’re going to wait until we see some guidance as to whether those regulations finalize or not. The FHLB restructuring, we’re hopeful to do that on a more timely basis.

Q: David Darst: Scott, as you are thinking about M&A, certainly there are a number of weak banks in your market that you probably could have already pursued that are smaller deals and it sounds like you used the term “merger” today. Are you thinking about doing, maybe, one larger transaction?

A: Scott V. Fainor: When I used the term “merger,” I wouldn’t read anything into that. We’ve defined it by relative size and we’ve said that greater than $500 million in assets helps to move the needle for us.

We have said relative size and a little bit larger of a deal would be better because it has more accretion and we all know that there has to be expense saves that come out of that platform. We also said relative risk. The strength of our balance sheet is going to give us opportunity potentially, to go back to Chris Marinac’s question about credit marks and so on, to have the ability to effectively use our balance sheet to bring a company into our risk profile. How much time and effort do you want to spend on handling credit issues versus trying to have forward, positive momentum for growing earnings per share? So, I believe anything over $500 million, anything that has a decent risk profile, and then we said within the markets that we serve today or contiguous counties or states.  Those really have been our focus.

Q: David Darst: Okay. So, you would be willing to do something larger, say $3 to $4 billion, that’s in a contiguous market?

A: Scott V. Fainor: We have the ability. The expertise of the management team here that comes out of larger banking [organizations] has done larger integrations. It’s fair to say that we would be willing to look at that and would be comfortable with that type of larger bank integration.

Q: David Darst: And, has anything changed on the amount of tangible book value dilution that you would take?

A: Michael J. Hughes: As we’ve talked about before, earnings per share and earnings per share accretion are a drivers. To Scott’s earlier point, relative risk, relative size, franchise value and operating leverage. We’re going to look at tangible book value dilution and we’re concerned about it, but we really haven’t given guidance on a period of time that we look for earn back. I think each deal stands on its own.

Q: David Darst: Great. Thank you.

Operator: It appears that we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

I want to thank everyone for participating in our second quarter conference call. We appreciate all the questions and wish everyone a great day and a great weekend. We look forward to speaking with all of you throughout the third quarter. Thank you and have a great weekend.

Operator: This concludes today's presentation. You may disconnect at anytime. Have a wonderful afternoon.

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